Exhibit 15.5

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement No. 333-229744 on Form F-10 of Emerald Health Therapeutics, Inc. (the “Company”) of our report dated March 31, 2020, relating to the consolidated financial statements of Pure Sunfarms Corp., which appears in this Annual Report on Form 20-F of the Company.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, British Columbia
Canada

June 10, 2020